Exhibit 99.1

Contacts:

Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides $70 Million in Financing to Durata Therapeutics

INCLINE VILLAGE, Nev., November 6, 2013, PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today that it closed a financing transaction with Durata Therapeutics, Inc. (NASDAQ: DRTX), a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Under the credit agreement, PDL will provide Durata with up to $70 million of debt financing with a five year term and will receive interest on the principal amount outstanding and a security interest in substantially all of Durata’s assets.

Durata’s lead product candidate, dalbavancin, is an intravenous antibiotic product candidate for the treatment of patients with acute bacterial skin and skin structure infections (ABSSSI), caused by Gram-positive bacteria, such as S. aureus, including methicillin-resistant and multi-drug resistant strains, and certain Streptococcal species. A second generation, semi-synthetic lipoglycopeptide designed for 30-minute intravenous dosing on days 1 and 8, dalbavancin is intended to facilitate the treatment of patients with ABSSSI in both the in-patient and out-patient settings, reducing the length of a patient’s hospital stay or avoiding hospital admission altogether and, ultimately, lowering the overall cost of care for these patients.

On September 26, 2013, Durata announced that it had submitted a New Drug Application to the U.S Food and Drug Administration seeking approval for the marketing and sale of dalbavancin. The FDA has designated dalbavancin as a Qualified Infectious Disease Product (QIDP), a new initiative designed to increase the availability of any “new antibacterial or antifungal drug for human use intended to treat serious or life-threatening infections, including those caused by an antibacterial or antifungal resistant pathogen, including novel or emerging infectious pathogens….”

The total financing of up to $70 million was provided pursuant to a credit agreement that included an initial $25 million in cash funded to Durata on October 31, 2013, and provides up to $45 million in additional funds to Durata, with $15 million of funding upon U.S. regulatory approval of dalbavancin, and the remaining $30 million funded within nine months after regulatory approval of dalbavancin, at Durata’s election.

“We are pleased to provide this non-dilutive financing to Durata. Based upon our extensive due diligence, we believe that dalbavancin will be a medically and commercially significant product,” said John P. McLaughlin, president and chief executive officer of PDL. “This deal with Durata marks the fourth transaction we have closed in recent weeks and, in doing so, we believe that we are securing measurable value for PDL and our stockholders.”

“We are very pleased to announce this debt financing with PDL, which we believe further validates the opportunity Durata has with dalbavancin. This structure provides Durata with operating capital now and the flexibility for future funding, without diluting our existing shareholders, something we find very valuable,” said Paul R. Edick, chief executive officer of Durata. “With the strengthened balance sheet, we are able to enhance our existing pre-commercialization and planned launch activities,” Mr. Edick continued.

About Durata Therapeutics, Inc.

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Durata has completed two global Phase 3 clinical trials with its lead product candidate, dalbavancin, under investigation for the treatment of patients with acute bacterial skin and skin structure infections caused by susceptible Gram-positive bacteria.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, investing in new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL successfully executed on this strategy by deploying over $125 million in 2012 and continues to pursue this strategic initiative. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

Cautionary Statements Concerning Forward-Looking Statements
This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of each of Durata and PDL and their markets, particularly those discussed in the risk factors and cautionary statements in filings made by Durata and PDL with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and neither Durata nor PDL assumes any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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